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(CLSA LOGO)

                                                               Exhibit 99.(c)(8)



9 April 2003

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CLSA'S PRELIMINARY VIEW TO THE BOARD OF DIRECTORS OF KING POWER INTERNATIONAL
GROUP CO., LTD WHETHER CLSA'S DETAILED VALUATION RANGE OF THE KING POWER GROUP, AS PRESENTED ON 14 AUGUST 2002, REMAINS VALID IN THE CONTEXT OF THE PROPOSED TRANSACTION
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-    CLSA has been appointed as the financial advisor to King Power
     International Group Co., Ltd ("KING POWER" or the "COMPANY") in connection with the proposed acquisition of the business of the Company and its subsidiaries (together the "KING POWER GROUP") by King Power's majority shareholders (the "PROPOSED TRANSACTION")

- In its capacity as financial adviser, CLSA met with the Board of Directors and the Special Committee of Independent Directors on 14 August 2002 and presented its detailed revised and updated valuation on the business of the King Power Group, including the basis on which it was prepared

- It should be understood that, although subsequent developments may affect the valuation of the business of the King Power Group, CLSA does not have any obligation to update, revise or reaffirm its valuation since 14 August 2002, nor has CLSA been requested by the Company to do so

- However, in formulating it preliminary view, CLSA has obtained from the Company preliminary figures relating to the monetary debt and asset position of the King Power Group as at 28 February 2003, for the purpose of making a preliminary assessment of any material change to CLSA's valuation since 14 August 2002. In addition, as at 28 February 2003, CLSA reviewed certain of its macroeconomic assumptions and the changes in the published share price for King Power since 14 August 2002, both of which relate to the calculation of the weighted average cost of capital used in CLSA's discounted cash flow valuation of the business of the King Power Group

- Today, the Board of Directors have requested CLSA to advise on its preliminary view whether its detailed valuation range of the King Power Group, as presented on 14 August 2002, remains valid in the context of the Proposed Transaction

- Based on the review of information as at 28 February 2003, CLSA has re-examined its attributable equity valuation range per share. Although there has been some movement in the range since 14 August 2002, CLSA is of the preliminary view that as at 28 February 2003, CLSA's detailed valuation range, as presented on 14 August 2002, remains valid in the context of the Proposed Transaction